UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 24, 2016

Alliance BioEnergy Plus, Inc.

(Exact Name of Registrant as Specified in its Charter)

Nevada	000-54942	45-4944960
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

400 North Congress Avenue, Suite 130, West Palm Beach, FL	77057
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (888) 607-3555

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements with Certain Officers

On October 24, 2016, the Company’s Board of Directors appointed Benjamin Slager as a director of the Company, effective immediately, to serve until the next election of directors or appointment of their successors.

Set forth below is certain biographical information concerning Mr. Slager:

Benjamin Slager (54)

Benjamin Slager is a seasoned business professional with significant experience in corporate finance, venture capital, and entrepreneurship. He has a proven record in founding, developing and selling high tech companies.

Mr. Slager began his career in 1987 as a financial analyst with a venture capital firm, NesBic Holding BV, in Utrecht, the Netherlands. He also served as a market maker on the European Option Exchange in Amsterdam, while working for International Option Investment BV, in Amsterdam. In 1990, Mr. Slager turned his focus to sales and marketing while serving as a sales engineer and international sales director for NesBic Holding BV, in Utrecht. In 1993, Mr. Slager began a 19-year career as an entrepreneur and corporate CEO when he co-founded Microidentt Group AG, in Erfurt, Germany. Microidentt’s core business focus was on manufacturing, developing, marketing, and sales of smartcards, smartcard related products and industry identification transponders worldwide. Mr. Slager grew the company to a market capitalization of $60 million dollars while serving as its CEO.

Mr. Slager continued his career as an entrepreneur by developing and selling several technical innovation companies between 2006 and 2013. Mr. Slager founded and sold SolarExcel BV, which developed a patented solution and production process for increasing the performance of solar cells. He also founded and sold Novameer BV, which developed high tech and patented fibers for antiballistic and composite applications. Mr. Slager has served as an Advisory Board Member for Alloksys Life Sciences BV, a company specializing in therapeutics for anti-inflammation.

Mr. Slager received his Bachelor of Science in Chemical Engineering from Technical College of Chemical Engineering in Hilversum, the Netherlands, in 1985. He also received a degree in Business Administration from Nijenrode University for Business Administration in 1987.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

None.

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SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Alliance BioEnergy Plus, Inc.

By:	/s/ Daniel de Liege
Name:	Daniel de Liege
Title:	President

Dated: October 25, 2016

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